NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 15, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 03, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between StoneMor Inc. and Axar Cemetery Merger Corp., an indirect wholly-owned subsidiary of Axar Cemetery Parent Corp., a wholly-owned subsidiary of Axar Capital Management, LP became effective on November 3, 2022. Each share of StoneMor Inc. Common Stock was exchanged for USD 3.50. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on November 04, 2022.